UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 13, 2005

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753

(Commission File Number)	(IRS Employer Identification No.)

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA	19087

(Address of Principal Executive Offices)	(Zip Code)
610-293-0600

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     As previously reported in the Current Report on Form 8-K dated September 7, 2005, Safeguard Scientifics, Inc. (“Registrant”) promoted John A. Loftus, as of that date, from the position of Senior Vice President and Chief Technology Officer to Executive Vice President and Managing Director, Information Technology. On September 13, 2005, the Compensation Committee of the Registrant’s Board authorized (i) an increase, effective September 16, 2005, in Mr. Loftus’ base salary from $250,000 to $275,000 and (ii) an increase, effective January 1, 2006, from $150,000 to $275,000 in Mr. Loftus’ variable cash incentive target under the Registrant’s Management Incentive Plan. The Compensation Committee also authorized the grant to Mr. Loftus on September 13, 2005 of options to purchase 1,500,000 shares at an exercise price of $1.555 per share, vesting incrementally based upon sustained improvement in the Registrant’s market capitalization (as defined in the stock option grant certificate) as set forth below, with pro rata vesting between the defined bands being tested as of the last day of each six-month period during the term of the option:

Percentage Vesting	Achievement of Sustained Improvement in Market Capitalization
First 10%	$100 million incremental over base
Next 20%	additional $150 million incremental
Next 30%	additional $200 million incremental
Final 40%	additional $250 million incremental
Upon Mr. Loftus’ separation of employment in connection with a change of control, vesting of the options will accelerate and the options will remain exercisable for a two-year period. A copy of Mr. Loftus’ Stock Option Grant Certificate dated September 13, 2005 is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits
(c)	Exhibits.
99.1	Stock Option Grant Certificate dated September 13, 2005
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: September 19, 2005	By:	STEVEN J. FEDER

Steven J. Feder Senior Vice President and General Counsel

Exhibit Index
99.1	Stock Option Grant Certificate dated September 13, 2005